Exhibit 99.1

Praxair Announces Price Increases Effective June 1, 2015

DANBURY, Conn.--(BUSINESS WIRE)--May 15, 2015--Praxair, Inc. (NYSE:PX) is notifying packaged industrial, specialty, medical gas and bulk gas customers in the United States, Canada and Puerto Rico of price increases effective June 1, 2015, or as contracts permit, as follows:

  Up to 15% for nitrogen, oxygen and carbon dioxide
  Up to 20% for argon and hydrogen
  Up to 15% for facility fees or cylinder rental rates
  Up to 5% on hardgoods

Price adjustments may be higher or lower in accordance with individual contract provisions.

These adjustments are in response to rising operational costs for all products and will support capacity expansion and infrastructure reinvestment.

About Praxair

Praxair, Inc., a Fortune 250 company with 2014 sales of $12.3 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Kristen McCarthy, 203-837-2371
kristen_mccarthy@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com